Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-234646) on Form S-3 of BrightSphere Investment Group Inc. of our reports dated February 28, 2022, with respect to the consolidated balance sheets of BrightSphere Investment Group Inc. and subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of BrightSphere Investment Group Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 28, 2022